UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 6, 2012 (January 3, 2012)

Brooks Automation, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-25434	04-3040660
(State or Other Juris- diction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

15 Elizabeth Drive, Chelmsford, MA	01824
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (978) 262-2400

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) Effective January 3, 2012, Brooks Automation, Inc. (“Brooks” or the “Company”) appointed Mark D. Morelli, age 47, as the Company’s Executive Vice President and Chief Operating Officer.

Prior to joining Brooks, from 2007 to 2011, Mr. Morelli served as a director and the chief executive officer of Energy Conversion Devices, Inc., a public company that provides integrated solar based solutions. Prior to that, he spent 15 years at United Technologies Corporation in domestic and international roles of increasing scope and responsibility culminating in his appointment as the president of its Carrier Commercial Refrigeration business.

Brooks and Mr. Morelli entered into an offer letter (the “Offer Letter”) on December 7, 2011. The Offer Letter provides that Mr. Morelli will receive a base salary of $425,000 and is eligible to participate in the Company’s performance-based variable compensation program. Mr. Morelli’s achievement of his target corporate and individual performance goals will result in a payment of 100% of his base salary, with potential payouts ranging from 0% to 150% of his base salary based upon actual performance, prorated to reflect the period of time during which he is actually employed by Brooks during the first fiscal year of his employment.

Subject to approval by the Company’s Board of Directors, pursuant to the Company’s Long-Term Incentive Plan for fiscal years 2012-2014, Mr. Morelli will receive a grant of 150,000 restricted stock units, 25% of which will vest in one-third installments on each of the first three anniversaries of the grant date, and 75% of which are subject to performance-based vesting based on the achievement of longer-term (3 year) metrics at the end of fiscal year 2014. In addition, subject to approval by the Company’s Board of Directors, Mr. Morelli will receive an additional grant of 50,000 restricted stock units that will vest in one-third increments on each of the first three anniversaries of the grant date.

Mr. Morelli will be eligible to participate in all employee welfare and benefit plans normally offered to other senior executives of the Company. The Company will also pay Mr. Morelli a relocation benefit up to the maximum amount of $100,000, subject to potential repayment in whole or in part should his employment conclude within two years.

Under the terms of the Offer Letter, if Mr. Morelli’s employment is terminated by Brooks without cause, then Brooks will pay him the unpaid portion of his then current base salary earned through the termination date, any earned but unpaid management bonus for the completed fiscal year immediately preceding termination of his employment, and salary continuation payments for a period of 12 months following his termination. If, during that year, Mr. Morelli has not found a full time position with another employer, Brooks will extend the salary continuation payments (on a bi-weekly basis) while he remains unemployed for up to an additional 12 months. During the severance period, Mr. Morelli will also be eligible to continue his participation in the Company’s medical, dental and vision plans, and the Company will continue to pay the employer portion of the costs of such plans. “Cause” is defined to mean (i) Mr. Morelli’s willful failure to perform, or serious negligence in the performance of, his duties and responsibilities for the Company or any of its subsidiaries that remains uncured, or continues, beyond the fifteenth (15th) day following the date on which the Company gives him notice specifying in reasonable detail the nature of the failure or negligence; (ii) fraud, embezzlement or other dishonesty with respect to the Company or any of its subsidiaries or customers; (iii) conviction of, or a plea of guilty or nolo contendere with respect to, a felony or to any crime (whether or not a felony) that involves moral turpitude; or (iv) breach of fiduciary duty or violation of any covenant of confidentiality, assignment of rights to intellectual property, non-competition or non-solicitation of customers or employees.

In connection with the Agreement, Brooks and Mr. Morelli also entered into an Executive Invention, Nondisclosure, Noncompetition and Nonsolicitation Agreement (the “Noncompetition Agreement”). The Noncompetition Agreement prohibits Mr. Morelli from directly or indirectly competing with, or soliciting employees of, the Company so long as he is an employee of the Company and for a period of up to two years thereafter.

A copy of the press release announcing his appointment is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

99.1	Press release issued on January 3, 2012 by Brooks Automation, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BROOKS AUTOMATION, INC.

Date: January 6, 2012	/s/ Jason W. Joseph
Jason W. Joseph Vice President, General Counsel and Secretary

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION OF EXHIBITS

99.1	Press release issued on January 3, 2012 by Brooks Automation, Inc.

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